CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of the Peak Income Plus Fund (the “Fund”), and to the use of our report dated September 20, 2022 on the Fund’s financial statement as of September 7, 2022. Such financial statement appears in the Fund’s Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

November 30, 2022